EXHIBIT 16.1

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-KA dated April 6, 2004 of Dynacq Healthcare, Inc. and are in agreement with the statements contained in the first paragraph, the first, second, third and fourth sentences of the second paragraph, the fourth through eighth paragraphs, the eleventh paragraph and the twelfth paragraph. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

Houston, Texas

April 6, 2004